Exhibit 99.1

Aqua Metals and Kanen Wealth Management Reach Agreement to Strengthen Company's Board and Management Team

KWM Director Nominees S. Shariq Yosufzai and Sushil (“Sam”) Kapoor Are Appointed to Aqua Metals Board

Steve Cotton Rejoins Aqua Metals as President

ALAMEDA, CA., May 2, 2018 -- Aqua Metals, Inc. (NASDAQ: AQMS) , which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, today announced that it has entered into a settlement agreement with Kanen Wealth Management, LLC (“KWM”).

Under the agreement, Aqua Metals has expanded the Board from five (5) to six (6) directors and has appointed KWM nominees - - Mr. S. Shariq Yosufzai and Mr. Sushil (“Sam”) Kapoor - - to the Board, effective immediately. Aqua’s Nominating Committee has determined that Messrs. Yosufzai and Kapoor are “independent directors” under applicable Nasdaq Stock Market rules, and Mr. Yosufzai will serve as Aqua’s new Non-Executive Chairman and lead independent director. With the addition of Messrs. Yosufzai and Kapoor, Aqua’s Board now consists of six directors, all of whom are independent directors. Upon completion of Aqua’s CEO search, the new permanent CEO will join the Board as the seventh director. Each of Messrs. Vincent L. DiVito, Mark Slade, Eric Prouty, Mark Stevenson, Shariq Yosufzai and Sushil (“Sam”) Kapoor has been nominated to stand for election at Aqua’s 2018 Annual Meeting of Stockholders scheduled to be held on June 5, 2018.

Messrs. Yosufzai and Kapoor have been appointed, with Messrs. DiVito and Stevenson, to serve on the Board’s newly constituted CEO Search Committee, which is charged with overseeing and executing Aqua’s previously announced permanent CEO search process, in consultation with an external executive search firm and with authority to make hiring recommendations to the full Board. Mr. Yosufzai has also been appointed to the Board’s Nominating Committee and Mr. Kapoor has been appointed to the Board’s Compensation Committee.

Steve Cotton, the Company’s former Chief Commercial Officer (from January 2015 to June 2017) rejoins Aqua as its new President and will be invited by the CEO Search Committee to interview for the position of CEO together with all other candidates for such position during the pendency of the Company’s permanent CEO search process. Mr. Selwyn Mould, who served briefly as Aqua’s interim CEO, has agreed to step down from such capacity immediately following the Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and has resigned as a director of the Company, effective immediately. Mr. Mould will remain Aqua’s Chief Operating Officer. Although there can be no assurance, the Board expects to complete its search process and to hire a permanent CEO before Q4 2018.

Aqua and KWM are committed to establishing certain corporate governance “best practices” going forward and, in that regard, have agreed to institute a “majority voting” policy for the election of directors which will be effective commencing with the 2019 Annual Meeting of stockholders. The Company will also continue to focus on further refreshing the Board to improve its overall diversity.

In addition, KWM has agreed to certain customary standstill and voting provisions, including voting for the election of the Board’s slate of six (6) directors at the Company’s 2018 Annual Meeting of Stockholders.

“We are very pleased to welcome Shariq and Sam as our two newest independent directors,” said independent director Vincent L. DiVito. “Over the past week, we’ve had very open and positive discussions with Shariq and Sam, and it’s clear that their stellar credentials and strong executive management experience will be most valuable as Aqua enters the next critical phase of commercializing our AquaRefining™ technology.

“We also welcome back Steve Cotton, and greatly appreciate his willingness to join Aqua as our new President to help lead our executive team during this important time of transition and work side-by-side with our Chief Operating Officer and the entire AquaRefining operations team. Steve has considerable institutional knowledge about Aqua from his prior leadership role as Chief Commercial Officer and has built valuable relationships with the Company’s vendors and customers. “

David Kanen, managing member of KWM, stated, “We are pleased to have reached an amicable resolution that enhances Aqua’s board and management team. We believe a solid foundation exists and can be built upon to monetize our revolutionary Aqua refining technology. We are looking forward to executing a strategy that we are hopeful will lead to value creation for all shareholders.”

Steve Cotton noted, “I am looking forward to hitting the ground running by reigniting my existing relationships and developing new ones with Aqua Metals employees, partners, industry and other stakeholders to build momentum and maximize shareholder value.”

As previously announced, Frank Knuettel II will formally assume the CFO role immediately following the filing of the Company’s second quarter. As CFO, Mr. Knuettel will succeed Thomas Murphy, who was named interim CFO after the departure of Mark Weinswig in March 2018.

Biography of S. Shariq Yosufzai

S. Shariq Yosufzai, age 65, was most recently the Vice President, Global Diversity for the Chevron Corporation (“Chevron”)(CVX), a multinational energy corporation, from 2013 to March 2018. He held a number of positions at Chevron and its various affiliates, including Vice President (from 2010 to 2013); President of Chevron Global Marketing, a business unit within Chevron (from 2004 to 2010); Co-President of Chevron Products Company, North America, Chevron’s North America Refining & Marketing operations (from 2003 to 2004); and President of Chevron Texaco Global Lubricants (from 2001 to 2003). Prior to that, he worked at Caltex Corporation, a joint venture between Chevron and Texaco, Inc., as the Corporate Vice President, Caltex Corporation & President, Caltex Lubricants & New Business Development (from 2000 to 2001) and held a number of other senior level management positions at Caltex Corporation from 1998 to 2000. From 1991 to 1998, he worked at Texaco Inc., a subsidiary of Chevron, and served as the President of Texaco Lubricants Company from 1994 to 1998. As part of a joint enterprise between Texaco, Inc. and Saudi Aramco, Mr. Yosufzai was employed at Star Enterprise from 1988 to 1991 where he held a number of positions and prior to that began his career at Texaco, Inc., from 1975 to 1983. His past board memberships include Chairman of the Board of Directors of Caltex Lubricants Lanka Ltd.; Member of the Board of Directors of Caltex Australia Limited; and Member of the Management Committee of Star Enterprise. Mr. Yosufzai currently serves as Chair of the AIChE Foundation (The American Institute of Chemical Engineers) since November 2017, Chair of the Board of Directors of the California Chamber of Commerce and is an Executive Committee Member of the San Francisco Opera’s Board of Directors. He previously served as Chair of the Board of the Association of Former Students of Texas A&M. Mr. Yosufzai also serves as Executive Sponsor of Chevron’s University Partnership Program for the University of California, Berkeley, and Texas A&M University, and on the Advisory Board of Texas A&M’s Dwight Look College of Engineering and on the Chancellor’s Century Council of the Texas A&M University System. Named a Distinguished Graduate of the Chemical Engineering Department of Texas A&M University in 1998, in 1999 he became the first person to be honored by the school as both an Outstanding International Alumnus and a Distinguished Alumnus. In 2011, he served as Chair of the Board of the California Chamber of Commerce and was named an Outstanding Alumnus of the Dwight Look College of Engineering at Texas A&M. He attended Extensive Education schools at both Columbia University, Graduate School of Business at Arden House and McIntire School of Commerce, University of Virginia and received his B.S. in Chemical Engineering from Texas A&M University. The Company believes that Mr. Yosufzai’s extensive managerial, operational and financial experience makes him a well-qualified addition to the Board.

Biography of Sushil (“Sam”) Kapoor

Sushil (“Sam”) Kapoor, age 71, was the Chief Global Operations Officer of Equinix, Inc., a multinational company that specializes in internet connection and related services, since January 2008 until March 2018. As the Chief Operations executive at Equinix, Inc. since early 2001, Mr. Kapoor played a major role in steering the company from near bankruptcy to its current industry leading position. During this period Equinix, Inc. grew from 7 data centers in 6 markets in one country with annual revenue of less than $20 million to more than 180 data centers in 44 metros across 25 major countries spread over 4 continents with annual revenues exceeding $5 Billion. During the same period, the stock price grew from a split adjusted low of around $5 to its current price of more than $400. Mr. Kapoor served as Vice President of Operations of Equinix, Inc., from March 2001 to December 2006 and also served as its Senior Vice President of IBX Operations from December 2006 to January 2008. Prior to joining Equinix, Mr. Kapoor served as Vice President of hosting operations at UUNET Technologies, Inc., the Internet division of MCI (formerly known as WorldCom) from November 1999 to February 2001. He was responsible for the build-out and day-to-day operations of six hosting centers. From May 1995 to November 1999, he served as Vice President, Global Network Technology for Compuserve Network Services, an Internet access provider. Mr. Kapoor served as Senior Director of Telecommunications for over 10 years at Lexis-Nexis in Miamisburg. Mr. Kapoor holds an M.B.A. (Operations Research) from Miami University of Ohio and an M.S. in Electrical Engineering from the University of Cincinnati.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ:AQMS) is reinventing lead recycling with its patented and patent-pending AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. Aqua Metals is based in Alameda, California, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect of the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2018 Annual Meeting (the “Annual Meeting”). The Company has filed with the SEC, and mailed to the Company’s stockholders, its definitive proxy statement relating to the Annual Meeting, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018 (the “Annual Report”). The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. The Company intends to file with the SEC, and mail to the Company’s stockholders, an amendment to its definitive proxy statement that will reflect the nomination by the Company of S. Shariq Yosufzai and Sushil (“Sam”) Kapoor for election as directors of the Company at the Annual Meeting. Stockholders may obtain a free copy of the Company’s definitive proxy statement, including any amendments and supplements thereto, and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Aqua Metals, its directors, Messrs. Yosufzai and Kapoor, who have been nominated by the Company for election as directors of the Company at the Annual Meeting, and certain of the Company’s executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company was set forth in the Company’s definitive proxy statement filed with the SEC on April 17, 2018 and other relevant solicitation materials filed by the Company. Additional information regarding the participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting (including Messrs. Yosufzai and Kapoor), including updated information as to their direct or indirect interests, by security holdings or otherwise, will be included in the Company’s amended definitive proxy statement and other relevant documents to be filed by the Company with the SEC in connection with the Annual Meeting. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statements in this release include the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patents, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable, (2) the fact that the Company only recently commenced production and has not generated any significant revenue to date, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (3) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date and any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology, (4) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (5) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Annual Report on Form 10-K filed on March 15, 2018. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

MZ Group | MZ North America

Greg Falesnik

Main:  949-385-6449

greg.falesnik@mzgroup.us

MacKenzie Partners, Inc.

Paul R. Schulman

Main: 212-929-5364

pschulman@mackenziepartners.com